EXHIBIT 99.1
CSB BANCORP, INC. REPORTS INCREASED EARNINGS IN FIRST QUARTER 2008
First Quarter Highlights
•	Net Income of $1,002,000

•	Diluted earnings per share of $0.41

•	Return on average common equity of 10.89%

•	Return on average assets of 1.17%
Millersburg, Ohio – April 22, 2008 – CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced first quarter 2008 net income of $1.0 million, or $.41 per basic and diluted share, as compared to $815 thousand, or $.33 per basic and diluted share for the same period in 2007.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.89% and 1.17%, respectively, compared with 9.37% and 1.02% for the first quarter of 2007.
Net interest income of $3.4 million increased $124 thousand or 3.8% over the same quarter in the prior year, while declining by $26 thousand or 0.8% from the immediate prior quarter.
Revenue (defined as net interest income on a fully tax-equivalent basis plus non-interest income net of securities transactions) totaled $4.3 million for the first quarter of 2008, compared with $3.9 million in the prior-year first quarter, an increase of 10.7%.
Eddie Steiner, President and CEO stated, “We have maintained earnings momentum through active management of our balance sheet. During the past quarter we sold our credit card portfolio, which represented less than 1% of total loans outstanding and was yielding unacceptably low returns for the associated risks. We continue to avoid sub-prime exposure and our net interest margin of 4.19% was accomplished without adding undue risk to the investment or loan portfolios.”
Non-interest expense totaled $2.7 million during the quarter, an increase of $109 thousand, or 4.1%, from first quarter 2007. The Company’s first quarter efficiency ratio (defined as operating expenses divided by revenue) improved to 62.6% as compared to same quarter results in the prior year of 66.5%.

Federal income tax expense was $498 thousand for first quarter 2008, reflecting an effective tax rate of 33.2%, compared to $389 thousand for the same quarter in 2007, or 32.3%. The increase in the effective tax rate was primarily the result of comparatively lower tax-free interest income due to sales and maturities of bonds within the Company’s tax-free investment portfolio during 2007 and 2008.
Total assets averaged $343 million during the quarter, an increase of $20 million, or 6.1% above the same quarter in the prior year. Average loan balances of $254 million reflect an increase of $21 million, or 8.9%, over first quarter of the prior year, while average securities balances declined $692 thousand, or 1.0% as compared to first quarter 2007.
At March 31, 2008, assets totaled $345 million, up $22 million, or 6.9% from March 31, 2007. Quarter-end loans of $247 million were $11 million, or 4.7%, above total loans at the end of the same quarter in 2007. Quarter-end securities investment balances of $66 million reflect a decrease of $3 million, or 4.2% from the same quarter of the prior year.
Average commercial loans, including commercial real estate, increased $5.4 million or 3.6% during the quarter, residential mortgage and home equity average balances grew $75 thousand, or 0.1% during the quarter, while consumer installment, credit card and other average loan balances declined by $565 thousand, or 6.3% primarily due to the sale of the Company’s $2.0 million credit card portfolio.
As of March 31, 2008, nonperforming assets totaled $432 thousand, or .17% of period-end loans plus other real estate, compared with $673 thousand, or .26%, at the prior quarter-end. Net charge-offs for the quarter totaled $2 thousand, or an annualized rate of .00% of average total loans. Steiner continued, “Nonperforming assets have declined in each of the past three quarters and, combined with very modest charge-offs, continue to provide earnings stability and financial strength to the Company during this period of lagging economic conditions.”
The Company’s allowance for loan losses at March 31, 2008 was 1.09% of period end loans and the Company funded $107 thousand in loan loss provision during the first quarter. The ratio of allowance for loan losses to nonperforming loans stood at 624% at quarter-end.
Liabilities totaled $308 million at March 31, 2008, down $6 million or 2.0% from the prior quarter-end. Deposit balances totaled $247 million at quarter-end, a decrease of $12 million, or 4.8% from the prior quarter-end. Short-term and other borrowings amounted to $58 million as of March 31, an increase of $5 million or 9.7% for the quarter as the company took advantage of favorable borrowing rates to lower its total cost of funds.

Average deposit balances of $251 million declined $5 million during the quarter, or 1.8%. Within the deposit category, average non interest-bearing account balances decreased $3.4 million, or 7.8%. Average balances for interest bearing checking, money market and savings accounts declined a total of $0.8 million, or 0.9%, while average time deposit balances declined $.4 million, or 0.3% during the quarter.
Shareholders’ equity totaled $37 million on March 31, 2008 with 2.4 million common shares outstanding at quarter-end. CSB’s capital position remains strong, with tangible equity to assets at 10.8% on March 31, 2008, compared to 10.4% on December 31, 2007. Commenting on the current economic environment, Steiner noted, “We expect volatile interest rates, soft housing demand, and general economic difficulties to continue through much of 2008. We remain vigilant, and are actively exploring opportunities to strategically leverage our strong capital position into expanded presence in current and nearby markets.”
The Company declared a common dividend of $.18 per share during the quarter.
About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $340 million as of March 31, 2008. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with ten banking centers in Holmes, Tuscarawas and Wayne counties and Trust offices located in Millersburg and Wooster, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters
	2008	2007	2007	2007	2007
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Net interest income FTE (a)	$3,406	$3,437	$3,426	$3,313	$3,294
Provision for loan losses	107	119	151	124	78
Other income	955	725	762	902	646
Other expenses	2,728	2,713	2,722	2,647	2,619
FTE adjustment (a)	26	31	36	38	39
Net income	1,002	880	863	956	815
Diluted EPS	0.41	0.35	0.35	0.39	0.33

PERFORMANCE RATIOS
Return on average assets (ROA)	1.17%	1.05%	1.04%	1.17%	1.02%
Return on average common equity (ROE)	10.89%	9.54%	9.55%	10.85%	9.37%
Net interest margin FTE (a)	4.19%	4.34%	4.37%	4.30%	4.40%
Efficiency ratio	62.55%	65.36%	65.00%	62.88%	66.47%
Number of full-time equivalent employees	126	127	135	128	124

MARKET DATA
Book value/common share	$15.22	$14.82	$14.60	$14.26	$14.18
Period-end common share mkt value	16.14	17.75	17.00	17.75	17.57
Market as a % of book	106.05%	119.76%	117.42%	124.48%	123.94%
PE ratio	9.84	12.68	12.14	11.38	13.31
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18
Common stock dividend payout ratio	43.90%	51.43%	51.43%	46.15%	54.55%
Average basic common shares	2,444,597	2,455,938	2,462,885	2,461,918	2,487,087
Average diluted common shares	2,444,642	2,456,250	2,462,885	2,463,240	2,487,087
Period end common shares outstanding	2,440,850	2,447,624	2,462,880	2,462,888	2,462,931
Common shares repurchased	6,774	15,216	8	43	36,290
Common stock market capitalization	$39,395	$43,445	$42,209	$43,716	$43,274

ASSET QUALITY
Gross charge-offs	$22	$153	$33	$379	$47
Net charge-offs	2	87	23	353	30
Allowance for loan losses	2,691	2,586	2,554	2,426	2,655
Nonperforming assets (NPAs)	431	673	1,092	1,635	1,585
Net charge-off/average loans ratio	0.00%	0.14%	0.04%	0.59%	0.05%
Allowance for loan losses/period-end loans	1.09	1.01	1.04	1.00	1.13
NPAs/loans and other real estate	0.17	0.26	0.44	0.67	0.67
Allowance for loan losses/nonperforming loans	623.64	452.77	233.80	152.99	172.89

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.77%	10.36%	10.89%	10.72%	10.83%
Average equity to assets	10.79	11.01	10.88	10.82	10.91
Average equity to loans	14.56	14.67	14.65	14.72	15.11
Average loans to deposits	101.28	97.52	96.68	95.45	92.12

AVERAGE BALANCES
Assets	$343,023	$332,243	$329,448	$326,665	$323,327
Earning assets	326,966	314,236	310,884	308,703	303,899
Loans	254,277	249,394	244,675	240,208	233,434
Deposits	251,060	255,729	253,073	251,660	253,398
Shareholders’ equity	37,021	36,582	35,852	35,348	35,269

ENDING BALANCES
Assets	$344,808	$350,270	$330,121	$327,465	$322,406
Earning assets	327,711	331,267	311,860	309,484	305,129
Loans	246,984	256,659	245,626	242,485	235,818
Deposits	247,029	259,386	253,594	250,365	253,531
Shareholders’ equity	37,148	36,278	35,948	35,119	34,915

NOTES:

(a)	- Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	March 31,
	2008	2007
ASSETS
Cash and cash equivalents
Cash and due from banks	$10,445,660	$10,198,513
Interest-earning deposits in other banks	40,052	70,670
Federal funds sold	14,300,000	0

Total cash and cash equivalents	24,785,712	10,269,183
Securities
Available-for-sale, at fair-value	63,243,672	66,134,517
Restricted stock, at cost	3,142,900	3,105,900

Total securities	66,386,572	69,240,417
Loans	246,983,893	235,817,903
Less allowance for loan losses	2,690,830	2,654,708

Net loans	244,293,063	233,163,195

Premises and equipment, net	7,235,361	7,423,736
Accrued interest receivable and other assets	2,107,609	2,309,077

TOTAL ASSETS	$344,808,317	$322,405,608

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Nontinterest-bearing	$38,665,336	$40,572,661
Interest-bearing	208,364,076	212,958,600

Total deposits	247,029,412	253,531,261

Short-term borrowings	24,604,161	24,687,771
Other borrowings	33,875,513	7,325,288
Accrued interest payable and other liabilities	2,151,610	1,946,062

Total liabilities	307,660,696	287,490,382

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,455,819	6,439,015
Retained earnings	18,552,852	16,619,212
Treasury stock at cost - 226,936 shares in 2008 and 204,855 shares in 2007	(4,712,735)	(4,348,094)
Accumulated other comprehensive loss	178,018	(468,574)

Total shareholders’ equity	37,147,621	34,915,226

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$344,808,317	$322,405,608

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended
	March 31,
	2008	2007
Interest and dividend income:
Loans, including fees	$4,412,704	$4,314,520
Taxable securities	804,622	750,057
Nontaxable securities	43,878	68,511
Other	22,207	13,194

Total interest and dividend income	5,283,411	5,146,282
Interest expense:
Deposits	1,427,758	1,553,362
Other	475,888	337,628

Total interest expense	1,903,646	1,890,990

Net interest income	3,379,765	3,255,292
Provision for loan losses	107,032	78,005

Net interest income after provision for loan losses	3,272,733	3,177,287

Non-interest income
Service charges on deposits accounts	287,152	275,471
Trust services	188,664	169,638
Securities gains	0	0
Other	479,670	200,992

Total non-interest income	955,486	646,101
Non-interest expenses
Salaries and employee benefits	1,536,903	1,407,180
Occupancy expense	197,881	184,553
Equipment expense	125,450	115,918
Franchise tax expense	107,430	101,338
Professional and director fees	139,556	141,382
Other expenses	621,239	669,505

Total non-interest expenses	2,728,459	2,619,876

Income before income tax	1,499,760	1,203,512
Federal income tax provision	498,000	389,000

Net income	$1,001,760	$814,512

Net income per share
Basic	$0.41	$0.33

Diluted	$0.41	$0.33

Note: Certain prior year balances have been reclassified to conform to the current year presentation.